EXHIBIT 99.1

Southwest Water Announces Proposed Public Offering of 1,400,000 Common
                                Shares

    LOS ANGELES--(BUSINESS WIRE)--March 22, 2004--Southwest Water Company (Nasdaq:SWWC) today announced that it intends to offer to the public 1,400,000 of its common shares, plus up to an additional 210,000 shares to cover over-allotments, if any, under its shelf registration statement previously declared effective by the Securities and Exchange Commission.
    The managing underwriters for the offering are A.G. Edwards & Sons, Inc. and Janney Montgomery Scott LLC. A copy of the prospectus supplement and the prospectus related to the offering can be obtained when available by contacting the local office of either of the managing underwriters or by contacting A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO 63103.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to the shares that the company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission.
    Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 36 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results to differ materially from those expressed or implied by such forward-looking statements. More detailed information about risk factors that may affect the company is contained in the company's filings with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.

    CONTACT: Southwest Water Company
             Richard J. Shields, (213) 929-1800
             www.swwc.com
               or
             PondelWilkinson MS&L
             Cecilia Wilkinson or Robert Jaffe
             (323) 866-6089 or (323) 866-6007
             www.pondel.com